Exhibit 4.40 CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. TERM STORAGE AGREEMENT Between VTTI Fujairah Ltd Fzc and Vitol Bahrain E.C. (“Agreement”) 1. Agreement Number No: 2015-VB Dated: 26-10-2015 2. This Agreement is made by and between VTTI Fujairah Terminals Ltd Fzc, a private company with limited liability incorporated under the laws of the United Arab Emirates and having its registered address at P.O. Box 1592 Fujairah to Khor Fakkan Road Fujairah, the United Arab Emirates (the “Company”); And Vitol Bahrain E.C., a private company with limited liability incorporated under the laws of the Kingdom of Bahrain and having its registered address at Bahrain World Trade Center, 8th Floor, West Tower, Flat 81, Building 1B, Isa Al Kabeer Avenue, Manama Centre 316, Bahrain (the “Client”). The Client and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”. Whereas a. The Company owns and operates the Terminal, as defined below, and is able to provide storage, handling and other terminal services at the Terminal; b. Three of the Client’s matrices, the Fuel Matrix, Distillate Matrix and Processing Matrix (together hereinafter referred to as the “Matrices” and each a “Matrix”), require use of the storage at the Terminal in accordance with the allocation per matrix as per Appendix 5 to this Agreement and wish to receive certain services and access to specific infrastructure;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 2 c. Accordingly, the Parties wish to enter into a storage agreement and have set forth the terms and conditions for such storage, handing and services below in this Agreement. 3. Storage Period Start Date: 15 September 2015 End Date: 30 June 2019 This Agreement shall enter into force on the Start Date and shall continue in force until the End Date, subject to any extension in accordance with this Agreement. At the expiry of this Agreement the Client shall have a first right of refusal to the Contractual Capacity for a further period of at least twelve (12) months. The Client shall notify the Company of its intention to exercise its above mentioned first right of refusal in writing latest by 15 January 2019 and upon such notification the Parties will negotiate and agree, acting in good faith, the terms and conditions of the new agreement.. Both Parties shall act reasonably at all times in performing its obligations and exercising its rights under this Agreement. 4. Products The Company agrees to handle and store crude oil, condensate and Class 1, Class 2 and Class 3 petroleum products in accordance with the product specifications mentioned in Clause 11 (the “Product(s)”). The Client shall provide the Company with the (M)SDS and the products specifications as stipulated in Clause 11, prior to the each delivery to the Terminal. The Products will be delivered in parcels of minimum 1000 Mt each (excluding Product discharged via truck rack) unless otherwise agreed. 5. Storage Location The terminal is located in the Port of Fujairah, PO Box 1592, Fujairah to Khor Fakkan Road Fujairah, the United Arab Emirates (the “Terminal”). The following appendices are applicable to the Terminal; Port and Draft restrictions : Ref. Appendix 1 Opening hours of the Terminal : Ref. Appendix 1

6. Contractual Capacity

The Company shall provide the Client with the total contractual capacity of 1,180,640 m3 (the "Contractual Capacity") as of the Start Date of the dedicated tanks as per the table below. The Client acknowledges and agrees that as of 1st April 2016 until the End Date tanks T203 (22,877 m3) and T216 (33,545m3) ("*** Tanks") shall be allocated to *** and which shall be deducted from the Contractual Capacity and result in a reduced Contractual Capacity of 1.124.218 m3. In the event the Client executes a supply arrangement with *** for the supply of naphtha and as a result thereof *** declines to lease Tank 216, the Company shall reallocate the Tank 216 back to the Client at the mutually agreed market price.

Tank	Contractual Capacity (m3)	Net Capacity (m3)	Roof Type	Product	Heating	Min flash
TK 104	13,097	13,097	Fixed	Fuel Oil		60 c
TK 105	13,052	13,052	Fixed	Fuel Oil		60 c
TK 106	13,177	13,177	Fixed	Fuel Oil		60 c
TK 107	13,177	13,177	Fixed	Fuel Oil		60 c
TK 108	13,117	13,117	Fixed	Fuel Oil		60 c
TK 109	13,091	13,091	Fixed	Fuel Oil		60 c
TK 110	13,098	13,098	Fixed	Fuel Oil		60 c
TK 111	13,109	13,109	Fixed	Fuel Oil		60 c
TK 112	24,568	24,568	Internal Floating	DPP		n.a.
TK 113	24,568	24,568	Internal Floating	DPP		n.a.
TK 114	24,568	24,568	Internal Floating	DPP		n.a.
TK 115	24,526	24,526	Internal Floating	DPP		n.a.
TK 116	42,342	42,342	External Floating	DPP		n.a.
TK 117	42,152	42,152	External Floating	DPP		n.a.
TK 118	42,152	42,152	External Floating	DPP		n.a.
TK 119	42,266	42,266	External Floating	DPP		n.a.
Tank	**Contractual Capacity (m3)**	**NetCapacity (m3)**	**Roof Type**	**Product**	**Heating**	**Min flash**
TK 120	3,385	3,385	Cone Internal Floating	CPP		n.a.
TK 121	5,454	5,454	Cone Internal Floating	CPP		n.a.
TK 122	3,391	3,391	Cone Internal Floating	CPP		n.a.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3

TK 123	17,106	17,106	Fixed	Fuel Oil	Yes	60 c
TK 124	17,106	17,106	Fixed	Fuel Oil	Yes	60 c
TK 125	13,031	13,031	Fixed	Fuel Oil	Yes	60 c
TK 126	13,031	13,031	Fixed	Fuel Oil	Yes	60 c
TK 127	28,521	28,521	Fixed	CPP		60c
TK 128	28,524	28,524	Internal Floating	CPP		n.a.
TK 129	36,229	34,989	Domed Fixed	DPP	Coils	60 c
TK 130	36,176	35,051	Domed Fixed	Fuel Oil	Coils	60 c
TK 131	36,183	35,025	Domed Fixed	Fuel Oil	Coils	60 c
TK 132	36,200	35,320	Domed Fixed	Fuel Oil	Coils	60 c
TK 201	14,204	13,496	Internal Floating	CPP		n.a
TK 202	14,184	13,485	Internal Floating	CPP		n.a
TK 203	22,877	21,913	Internal Floating	CPP		n.a
TK 204	10,663	10,075	Internal Floating	CPP		n.a
TK 205	22,838	21,862	Internal Floating	CPP		n.a
TK 206	22,819	21,865	Internal Floating	CPP		n.a.
TK 207	25,311	24,254	Internal Floating	CPP		n.a.
TK 208	22,814	21,850	Internal Floating	CPP		n.a.
TK 209	33,490	32,174	Internal Floating	CPP		n.a.
TK 210	33,447	32,141	Internal Floating	CPP		n.a.
TK 211	33,471	32,152	Internal Floating	CPP		n.a.
TK 212	33,497	32,194	Internal Floating	CPP		n.a.
TK 213	51,423	49532	Internal Floating	CPP		n.a.
TK 214	46,334	44,614	Internal Floating	CPP		n.a.
TK 215	46,280	44,568	Internal Floating	CPP		n.a.
TK 216	33,545	32,250	Internal FR	CPP		n.a.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 5 TK 217 33,503 32,199 Internal Floating CPP n.a. TK 218 33,542 32,227 Internal Floating CPP n.a. TOTAL 1,180,640 1,154,845 Subject to operational, technical and health safety and environmental limitations of the Terminal, the Client shall have the right to swap or reallocate tank(s) between the Matrices in order to avoid unnecessarily pump over (and the initial ITT charges). Prior to each swap or handover the Client’s Processing Matrix representative shall inform the Company in writing of such swap or handover. In the event of such swap or reallocation the charges for blending, subsequent ITT and heating shall be payable by the Client at the relevant rate in this Agreement for the Matrix which received the swapped or reallocated over tank(s). In such event of a swap or handover, the Client shall provide the Company with a non-binding indication of the expected duration of such swap or reallocation. In the event of swapped or handed over tanks in accordance with this Agreement these tanks shall be added to the contractual capacity of that specific Matrix which received the swapped or handed over tanks and accordingly such charges as per Clause 8 shall apply. For the avoidance of doubt, any reference in this Agreement to tanks allocated to the Processing Matrix shall be read to include tanks swapped or handed over to/from the Processing Matrix in accordance with this Agreement. Subject to emergency circumstances (including but not limited to urgent operational reasons) at no point shall the Company move the Products without the prior written consent of the Client. 7. Means of Delivery Receipt of Product: ex seagoing vessel, barge, pipeline transfer or truck Redelivery of Product: into seagoing vessel, barge, pipeline transfer or truck 8. Services and Rates (expressed in USD) 8.1 The Tank Storage Fee per cubic meter (m3) for the Contractual Capacity pro rata per month or part thereof (as adjusted in Accordance with this Agreement) shall be as listed in Appendix 7 for the period Start Date – End Date.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 6 The Tank Storage Fee shall include: - Delivery from seagoing vessel or barge or truck; - Redelivery into seagoing vessel or barge or truck; - Storage during the Agreement; - Standard issued documentation on ship’s departure at the Terminal; and - *** free throughput per *** which is calculated as 1 import and 1 export of the net capacity of the tank). 8.2 Additional Services: In the event the Client requires the additional services mentioned in the sub Clause the Client shall be charged per Matrix as per the table below: Activity Fuel Matrix Distillate Matrix Processing Matrix Other Additional Throughput Surcharge As per 8.2 (a) As per 8.2 (a) N.A As 8.2 (a) ITT Surcharge As per 8.2 (b) As per 8.2 (b) N.A As per 8.2 (b) Homogenisation/Blending As per 8.2 (c) As per 8.2 (c) N.A As per 8.2 (c) Heating Analytic Services Ship to Ship Service Additive Injection As per 8.2 (d) As per 8.2 (e) As per 8.2 (f) As per 8.2 (g) N.A As per 8.2 (e) As per 8.2 (f) As per 8.2 (g) As per 8.2 (d) As per 8.2 (e) As per 8.2 (f) As per 8.2 (g) As per 8.2 (d) As per 8.2(e) As per 8.2(f) As per 8.2 (g) 8.2 (a) Additional Throughput Surcharge USD *** per cubic meter (M3) Additional throughput is charged on the difference, expressed in m3, between the actual throughput and *** (*** free throughputs ***).Free throughput is calculated as 1 import and 1 export of the net tank capacity. Excess throughput shall be calculated at the end of each calendar year of the Agreement based upon the accumulated volumes over the *** period and over the net capacity mentioned in Clause 6. 8.2 (b) In Tank Transfer (“ITT”) Surcharge

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 7 (i) For the period from the Start Date – 31 December 2017: USD *** per cubic meter (m3) (ii) For the period 1 January 2018 – the End Date: USD *** per cubic meter (m3) Any ITT for each pump over whether between Matrices and/or to other third parties shall be charged to the Client and the costs shall be for the Matrix who pumps over the Product. The Parties acknowledge and agree that the Client shall not pay for any ITT Surcharge for pump overs initiated by the Processing Matrix within the tanks allocated to the Process Matrix. No ITT Surcharge is due for ITT transfers from other terminals into the Company for all Matrices. 8.2 (c) Homogenisation Surcharge per hour (in shore tank) (i) For the period from the Start Date – 31 December 2017: USD *** (ii) For the period 1 January 2018 – End Date: USD *** Maximum lumpsum charge for tanks < 13,000 m³ tank capacity: USD *** Maximum lumpsum charge for tanks > 13,000 m³ tank capacity: USD *** The Homogenisation Surcharge shall not be charged to the Client for the tank(s) allocated to the Processing Matrix. The Parties acknowledge and agree that the Client shall not be charged for blending initiated by the Processing Matrix. The Rates mentioned in this Clause shall exclude: VAT and any other taxes and port charges including but not limited to wharfage fees, topside fees, levies, quay dues, pigging charges and any other third party fees charged by third parties such as (including but not limited to) the freezone and the port authority. The Company shall, upon reasonable prior written notice, invoice these fees to the Client without any mark-up or fee charged by the Company. The topside fee charged by the Port of Fujairah is payable to the Company on a monthly basis. This fee on the Start Date is Dhs *** per MT imported and *** Dhs per MT exported (subject to the Company achieving agreed throughput level in excess of *** MT loaded or

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 8 discharged per annum). In the event throughput levels do not exceed this limit, the rate shall be subject to change by the Port of Fujairah and will be invoiced as follows: Throughput Level: *** tons – *** tons *** Dhs per MT (applicable to imported & exported volume) Up to *** tons *** Dhs per MT (applicable to imported & exported volume) The Company will invoice to the Client the topside fee at the prevailing rate without mark up of fee. Notwithstanding the above, if the wharfage and topsides rates combined increase by more than AED *** per MT over the duration of the Agreement, then any additional cost more than AED *** will be shared on *** basis between the Parties. The Client shall share their wharfage invoices (paid by the Client only) from the agents and the additional cost to be shared can be adjusted in the monthly topsides invoice billed to the Client. 8.2 (d) Heating Products in Tank USD *** The Client shall be charged for heating products of per 1000 m3 of Product in tank per 1°C of temperature increase. Maintaining Temperature USD *** (expressed in USD / m3 / day) The Client shall be charged on the actual inventory in tanks (in m3) during the period, expressed in days (or part day if applicable) when the service was rendered. In addition to this the Client shall provide fuel oil required for the boilers. In case the Client is not in a position to supply the required fuel oil, the Company shall purchase the fuel at the account of the Client at a reasonable price (agreed in advance by the Client in writing to the extent possible) The Parties agree that heating shall not be undertaken without a written consent of the Client. Notwithstanding the above, in case the viscosity of the Product in tank exceeds 650 CST at actual temperature or cargo temperature is less than 10°C above the pour point, the Company shall have the right to heat the Product without Client’s written consent to the minimum temperature required to return the viscosity of the Product to below 650 CST at actual temperature or the temperature to 10°C above the pour point. In the event that

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 9 operations take place outside of the Terminal within the port the Client agrees to comply with the port limitations attached as Appendix 8. The Client and Fujairah Refinery Limited (“FRL”) have entered into a processing agreement dated 1 January 2011 for the purpose of processing of crude oil by FRL (the “Processing Agreement”). While the Processing Agreement is in force and effect, the Client shall not be charged for heating of the tanks (whether or not to maintain the temperature) allocated to the Processing Matrix other than the costs and or charges for the fuel oil required by the boilers for tank heating purposes as mentioned above. If the Processing Agreement is terminated or expires and the Client requires heating of the tanks allocated to the Processing Matrix, the above mentioned charge for heating shall be payable by the Client, in addition to the costs and/or charges for the fuel oil required by the boilers for tank heating purposes as mentioned above. 8.2 (e) Analytical Services If requested in writing by the Client, analytical services shall be provided. A schedule of available tests and rates is listed under Appendix 3. While the Processing Agreement is in force and effect, the Client shall not be charged for analytical services for tanks allocated to the Processing Matrix unless such analytical services are non-routine and agreed between the Parties in advance. 8.2 (f) Ship to Ship Charges for Ship-to-Ship (“STS”) operations in port, charged by the Port of Fujairah, are payable by the Client to the Company at the rate paid by the Company to the Port of Fujairah. Non-Standard Documentation (as agreed between the Client and the Company acting reasonably), including Certificate of Origin which shall be charged to the Client per issuance USD *** The Company shall invoice the Client in US$. Any charges which are to be passed on to the Client but are paid by the Company in UEA Dirhams shall be charged in US$ at the UAE official exchange rate at the time the invoice is issued, which is currently 3.6725 Dirhams per 1US$. 8.2 (g) Additive Injection

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 10 Injection of additives shall be charged to the Client based on actual proven incurred costs by the Company. The fee shall be subject on the complexity of handling the additive and shall be discussed and agreed upon between the Parties on a case by case basis. The minimum fee of US$ *** per operation shall apply. 9. Terms of Operation Any Product movement planning including quality and quantity must be clearly identified and detailed by the Client in writing and in advance of the execution. The Company will not be responsible for any effect of Product movement planning whatsoever. In implementing the Product movement planning, the Company shall comply with the written instructions of the Client. The Company shall be entitled to refuse to carry out operations where such operations would expose the Company to health, safety and environmental risks and/ or could result into damages to the Terminal in the Company’s reasonable opinion. Nonetheless the Client shall always observe and consider the quality and quantity requirements of tank heels bottoms of the tank, i.e. ROB, with regards to the potential contamination as a result of changing of grades of the Product stored in a tank. 10 Product Acceptance Procedure Upon nomination of a vessel/barge for a discharge operation, the Client shall provide actual specifications of the cargo on board prior to the vessel/barge’s arrival including but not limited to the following specifications, as relevant:  Kinematic Viscosity at 50°C  Flashpoint  H2S  Pourpoint  Mercaptans  RVP  Colour  Sulphur Content  Water Content The Product shall meet all of the following criteria:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 11 Maximum Viscosity at actual temperature: Report – Where the maximum viscosity of the Product exceeds 650 CST, cargoes will be handled but the Terminal’s operational performance and efficiency cannot be guaranteed. Minimum Flashpoint: Applies per tank as per table in Clause 6. Maximum H2S: H2S acceptance criteria are included as Appendix 4. No maximum H2S restriction applies to cargo received in floating roof tanks. However, the Company has the right to analyse H2S prior to discharge if no mention is made in the Certificate of Quality. Pourpoint: At least 15°C lower than the cargo temperature. Colour (CPP tanks only) Max ASTM 2.5. In case Product with colour darker is accepted, the Client agrees to provide cargo of ASTM Colour 2.5 or lighter to flush the lines after the operation. Mercaptans: 100 ppm* *: above 100 ppm is allowed after explicit written approval of the Company. Nevertheless in the event of encroachment on the Terminal’s safety standard or complaints/instructions received from Fujairah Municipality mitigating measures will be taken at Client’s cost. The Client acknowledges and agrees that the roofs of the internal floating roof tanks as set out in Appendix 5 should at all times rest on low

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 12 mercaptans cargo prior to loading high 100 ppm mercaptan cargo. RVP MAX. 13.0 psi @ 37.8°C. The Client acknowledges and agrees that the roofs of the internal floating roof tanks as set out in Appendix 5 should at all times rest on low RVP cargo (< 6 psi) prior to loading high rvp cargo (> 6 psi) in to the internal floating roof tank. Smell/odour The Product should have an non pungent and torable smell for discharging the Product into fixed roof tanks and internal floating roof tanks. If the Company requests all or any of the abovementioned specifications and is not properly informed by the Client the Company shall have the right to refuse discharge. If the Product does not meet one or more of these criteria the Company shall have the right to refuse discharge. 11 Tank Cleaning The Company undertakes that the tanks shall be suitable and are prepared for the Product prior to the Start Date. On the End Date, the tanks shall be re-delivered in a state suitable for storage of the same type of product by the Client. If required, cleaning shall have taken place prior to the End Date. The Company and Client shall agree at least two (2) weeks before the End Date on the best program and procedure to ensure that the cleaning operations are completed by the End Date. The costs involved in cleaning the tanks to their original condition in preparation for the next service and the disposal of wastes if any are to the Client’s account. The Parties shall mutually appoint an independent surveyor to determine whether the respective tanks are clean and suitable for the next service. In the event the tanks are not approved by the independent surveyor, the Parties shall appoint a second independent surveyor and if the second appointed surveyor agrees that the tanks are not approved, the Client shall clean the tanks until approved by either independent surveyor. The tank storage rate under Article 8.1 shall be payable by the Client until the independent surveyor appointed by the Company has approved the tanks for the next service. A copy invoice of the cleaning company will be attached to our invoice.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 13 12. Contractual Loss Contractual Loss is expressed as the difference between all Product received for the Client in-tank and re-delivered ex-tank and occurs during the day-to-day running and in the normal course of the Company’s operations. Contractual Loss will be determined by an independent surveyor appointed by the Client and witnessed by the Company on basis of the shore tanks gauging. The Company shall use reasonable endeavors to achieve zero losses based on receipt in- tank figures versus delivered ex-tank figures. A stock reconciliation will be made on an annual basis to review the actual figures achieved. The Company shall not be responsible for any operational losses below ***% of the volume handled for every twelve (12) month period. Any complaint in respect of deficiency of quantity or of variation of quality must be notified in writing by the claiming Party within thirty (30) days from the day such deficiency or variation is discovered. The Client agrees and acknowledges that the tanks and jetty lines at the Terminal are kept packed at all times. Where transfers necessitate line displacements that require stock adjustments between Matrices, the Client shall be consulted by the Company prior to the operation and the Client shall give a written approval is to be received from the Client prior to the commencement of the operation. Reconciliation of these movements is to be reported on a monthly basis to all concerned parties. 13 Assignment Unless mentioned otherwise in this Agreement, the Client is not authorised to assign any part of the Contractual Capacity as well as any rights granted contemplated in this Agreement without the Company’s prior written approval. Sub-leasing of Clients tank to a third Party In case the Client wishes to sub-lease one or more of the tanks of the Contractual Capacity, it may request the Company to do so on its behalf. In this case the Company shall at its discretion approach potentially interested parties and negotiate a sub-lease agreement acceptable to the Client for the tank and period agreed with the Client provided that:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 14 (i) the Client remains jointly and severally liable for the performance of the sublease agreement including but not limited to the payment of the rates outlined in Article 8; (ii) the sublease termination date is always earlier than the termination date of this Agreement; and (iii) the sublease does not comprise any option to renew, extend or increase the duration or the Contractual Capacity or any conditions referred to in the sub lease agreement. The Client is not allowed to enter into any direct negotiations or discussions concerning its tanks with a third party and the Company is under no obligation to accept any third parties as a sub-lessee. In case the Company is not able to find a sub-lessee on its own accord the Client may propose a suitable alternative, subjec to the written approval of the Company of which shall not be unreasonably withheld. Any incremental revenues above the Tank Storage Fee as a result of the sublease are to be *** between the Company and the Client. 14 Invoicing and Payment The Tank Storage Fee will be invoiced monthly and will be issued at the beginning of each calendar month, in advance. All other charges mentioned in Clause 8 and for any other services rendered will be invoiced upon expiry of the month in which the respective service was rendered. Additional throughput as per Clause 8.2 (a) shall be invoiced on a monthly basis once the free throughput allowed under this Agreement has been achieved. Invoices are payable in accordance with this Agreement and within ten (10) days after the date of invoice and before final lifting of the Product. In the case that this Agreement expires or is terminated part way through a calendar month, the Company will refund any payment made for that portion of the month not falling within the term of this Agreement. Indexation As per the 1 st of July of each calendar year after the Start Date, the Rates mentioned in Article 8 shall be increased with ***%. 15 Maintenance The Company will schedule its annual planned maintenance to the tanks prior to the start of each calendar year. The Company reserves the right to perform unplanned maintenance for immediate action for safety or environmental reasons or for other urgent reasons the

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 15 Company deems necessary. The Client shall not pay the Tank Storage Fees in respect of tanks undergoing maintenance. 16 Insurance a) Title to and risks of the Product shall remain with the Client at all times. b) The Client shall be responsible for insuring the oil stored under this Contract at their cost and expense. c) Both Parties will be responsible for procuring sufficient third party liability insurance to cover their respective liabilities arising from this Agreement. d) The Company shall not be liable for any damage to or loss of the Product unless the Client proves that the damage to or loss of the Product is a result of negligence, fraud or manifest error by the Company. 17 General Terms and Conditions The General Terms and Conditions as stated in Appendix 6 (with the agreed amendments detailed in Clause 32) shall be applicable to this Agreement In the event of any conflict or inconsistency between this Agreement and the General Conditions, the terms and conditions of this Agreement shall prevail. 18 Modification of the General Conditions The provisions set forth in the Agreement may only be modified by mutual agreement and in writing in accordance with technical or legal requirements. In such event the Company shall endeavour to give at least three months written notice, except in the event of urgent reasons in particular regarding regulations and safety measures. In such event the Company shall inform the Client as soon as practically possible. 19 Additional Terms 19.1 The Company shall discuss and agree with the Port of Fujairah’s on the construction and design of dedicated jet A1 pipeline from the Terminal to one of the jetties at OT2. Subject to

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 16 the Port of Fujairah’s written approval the Company will design, size and estimate costs for such dedicated jet A1 pipeline. 19.2 The Company shall regularly inform the Client with regards to FID date and the estimated project completion date for berths 3A, 3B and the shallow water berths which shall be for information purposes only. 19.3 The Company shall monitor further expansion at the port of Fujairah and any available infrastructure (including but not limited to new berth availability) and shall, as soon as reasonably possible and subject to the written approval of the Port of Fujairah, provide the Client with connection to berths 3A, 3B and use reasonable endeavours to provide the Client with any other new connections (including to the shallow water berths) to ensure the Client suffers no competitive disadvantage. 20 Governing Law and Jurisdiction This Agreement and any dispute or claim arising out of or in connection with it, including any question regarding its existence, validity or termination and including non-contractual disputes or claims, shall be governed by and construed in accordance with English law. The Parties irrevocably agree that the High Court of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement, its subject matter, existence, validity, formation or termination and including non- contractual disputes or claims, save that either party may bring proceedings in any other jurisdiction to obtain security or other interim or ancillary relief or to enforce any judgment of the English courts.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 17 21 Limitation of Liability Notwithstanding any other provision of this Agreement, neither Party shall be liable to the other whether under this Agreement or otherwise in connection with it, whether in contract, tort (including in negligence), breach of statutory duty or otherwise (whether or not foreseeable and howsoever arising) in respect of (a) any indirect or consequential losses or expenses; and (b) to the extent not constituting indirect or consequential losses or expenses, any loss of anticipated profits, refinery or plant shut-down or reduced production, goodwill, use, market reputation, business receipts or contracts or commercial opportunities. 22 Trade Controls Notwithstanding anything to the contrary herein, neither Party shall be obliged to act in any way or to perform, and nothing in this Agreement is intended, or should be interpreted or construed as requiring or inducing a party to act in any way or to perform, any obligation otherwise required by this Agreement (including without limitation an obligation to (a) perform, deliver, accept, sell, purchase, pay or receive monies to, from or through a person or entity, or (b) engage in any other acts) if this would be in violation of, inconsistent with, penalised or prohibited by, or expose such party to punitive measures under any laws, regulations, decrees, ordinances, orders or rules of the European Union (“EU”), any EU member state, Switzerland, the United Nations or the United States of America applicable to that Party relating to international boycotts, trade sanctions, foreign trade controls, export controls, non- proliferation, anti-terrorism or similar laws (the “Trade Restrictions”). 23 Anti-Corruption The Parties to this Agreement each agree and undertake to the other that in connection with this Agreement, they will each respectively comply with and act in a manner consistent with all applicable laws, rules, regulations, decrees and/or official government orders of the governments of the United Kingdom, European Union, United States of America or Switzerland applicable to the Parties relating to anti-bribery and anti-money laundering. If either Party reasonably believes that the other Party has breached or is likely to breach its obligations under this Clause, it shall have the right, by giving notice to the other Party, to suspend performance of the Parties’ obligations under this Agreement for fourteen (14) days. During such suspension period, the Party in receipt of such notice shall provide such information as the other Party shall reasonably request. If the notifying Party has proof of the breach of this clause, it shall be entitled, by giving written notice to the other party after the expiry of the suspension period, to terminate this Agreement upon notice to the other party of its proof of breach. Such termination shall be without prejudice to any remedies available to

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 18 the parties under this Agreement or otherwise and without prejudice to any rights and obligations of the Parties which have accrued prior to termination. If the notifying Party does not produce proof of the breach of this Clause within the suspension period specified in this Agreement the suspension shall be lifted and the Parties will continue to perform under the Agreement. 24 Entire Agreement This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement. Nothing in this Clause or any other clause in this Agreement which seeks to limit or exclude either party’s liability shall limit or exclude any liability for fraud. 25 Counterparts This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute a duplicate original, but all the counterparts together shall constitute the Agreement. 26 Severability If any provision (or part thereof) of this Agreement is declared invalid, illegal or unenforceable by a court or arbitral tribunal of competent jurisdiction or becomes invalid, illegal or unenforceable due to either Party’s compliance with applicable laws, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part thereof shall be deemed deleted. Any modification to or deletion of a provision or part thereof under this clause shall not affect the validity and enforceability of the remainder of this Agreement. 27 Waiver A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 19 or restrict the further exercise of that or any other right or remedy. A single or partial exercise of such right or remedy shall not prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. 28 Third Party Rights A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, save where the third party is an assignee and the assignment has been consented to pursuant to the terms of this Agreement. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person. 29 No Partnership Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture or any other similar association between the Parties, constitute any Party the agent, legal representative or employee of another Party for any purpose whatsoever, or authorise any Party to make or enter into any commitments for or on behalf of another Party. Each party confirms it is acting on its own behalf and not for the benefit of any other person. 30 Notices All notices which may be given under any provisions of this Contract shall be in writing in English and deemed to have been duly given when (a) served by (i) written electronic means and communication confirmed by registered airmail, (ii) personally or (iii) mailed by certified or registered first class mail, return receipt requested, postage prepaid and (b) properly addressed to the Parties at their addresses first above written or to such other address as each of the Parties may designate in writing to the other Parties in the manner provided in this Clause 30, together with copies as follows: In case of notice to the Company: VTTI Fujairah Terminals Ltd Fzc PO Box 1592 Fujairah

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 20 United Arab Emirates Tel. +971 9 2281188 Fax +971 9 2228344 In case of notice to the Client: Vitol Bahrain E.C. Bahrain World Trade Center 8th Floor, West Tower Flat 81, Building 1B Isa Al Kabeer Avenue Manama Centre 316, Bahrain Tel (973) 17 218 855 31 Confidentiality 31.1 Both Parties shall hold in confidence all business and technical information that is made available, directly or indirectly, by the other Party or developed or acquired in performing or receiving the services (collectively "Confidential Information"), except: 31.1.1 information which is or becomes, without fault of either Party, part of the public domain; 31.1.2 information which either Party can show was received from an independent third party that is under no obligation to the other Party regarding the information; 31.1.3 information that either Party can show was already in its lawful possession at the time the information was made available, directly or indirectly, from the other Party. 31.2 Neither Party shall, without the prior written approval of the other Party, use the Confidential Information which such Party is required to keep confidential hereunder, for any purpose other than the performance or receipt of the services. 31.3 Additionally, if so required by law or valid legal or regulatory process, either Party may disclose Confidential Information, but only following a notice to the other Party of the requirement to disclose and in reasonable cooperation with any attempt by the other Party to maintain the confidentiality of such Confidential Information.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 21 31.4 The confidentiality obligations of the Parties set out in Clause 31.1 and 31.2 shall remain applicable for a period of two (2) years after the expiry or termination of the Agreement. 32 Agreed Amendments to General Terms and Conditions The General Terms and Conditions as stated in Appendix 6 shall be amended as follows:  Article 1.01: delete “verbally”  Article 1.03: delete “ irrespective of whether or not such terminal belong to or is controlled or operated by the Operator”  Article 1.05: delete “ or any economic or consequential loss or loss of profits sufred by the claimant”.  Article 12.1: delete “ on or before the Effective Date of the Agreement” and replace it with “upon nomination of a cargo for Operations”  Article 14: After “any incorrect” add “,late”  Article 20.6(3): After “expert” add “mutually appointed by the Principal and the Operator”  Article 22: After “intervals” insert “and the Principal has agreed a firm time slot”  Article 22(b): At the start of the sentence please insert: If the Principal fails to deliver or accept delivery within 2 working days of receipt of the Operator’s written notification”  Article 24: delete “each governing agreement” and replace it with “the Agreement”  Article 28.1(a): Delete “and of any other agreement made between the Operator and the Principal”  Article 29.3: DeleteArticle 30.2(e): replace with “If the Principal fails to perform or observe any material terms or conditions of the Agreement, and fails to remedy such failure within 5 working days of receiving written notice from the Operator”.  Article 30.3(a): before “legal costs” inset “reasonable” and delete “which costs shall be not less than 15% of such sum”.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 22  Article 30.3(b): replace ***% with “***% above LIBOR” and at the end of Article 30.3 insert “LIBOR means the rate for one month deposits in USD which appears on the relevant Reuters page (or any successor page) as of 11:00 London time on the date of determination or, in the event that such rate is unavailable, the mean average of the rates at which USD rates are quoted by the principal offices of three banks nominated by the Principal in the London interbank market”.  Article 33.1(a) After “whatsoever” add “and fails to remedy such failure within 2 working days of receiving written notice from the Operator (during such 2 days the Principal i) will pay the Tank Storage Fee and ii) shall indemnify the Operator for any costs/losses/claims incurred and payable by the Operator as a result of an existing storage contract with a third party with a starting date within such 2 day period)”  Article 33.1(b) After “whatsoever” add “and fails to remedy such failure within 2 working days of receiving written notice from the Operator (during such 2 days the Principal i) will pay the Tank Storage Fee and ii) shall indemnify the Operator for any costs/losses/claims incurred and payable by the Operator as a result of an existing storage contract with a third party with a starting date within such 2 day period)”  Article 34: Replace with the following: “Neither Party shall be liable for damages or otherwise for any failure or delay in performance of any obligation hereunder other than any obligation to make payment, where such failure or delay is caused by force majeure, being any event or occurrence or circumstance reasonably beyond the control of that party, including but without prejudice to the generality of the foregoing, failure or delay caused by or resulting from acts of god, strikes, labour or trade dispute or other industrial action, fires, floods, drought, wars (whether declared or undeclared), civil commotion, armed conflict, terrorist attack, epidemics (including without limitation any associated quarantine or other containment measures), riots, perils of the sea, embargoes, accidents, acts, orders or restrictions imposed by any government authority or person purporting to act therefore (including allocations, priorities, requisitions, prohibitions, quotas and price controls or failing to grant necessary consents or licences) (each a “Force Majeure Event”). The party whose performance is so affected shall notify the other party hereto as soon as reasonably practicable indicating the nature of such Force Majeure Event and, to the extent possible, inform the other party of the expected duration of the Force Majeure Event.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 23 The parties’ respective obligations under the Agreement (other than the obligation to pay when due all amounts that are owing to the other party which shall not be suspended) shall be suspended and the time for the Parties to perform their obligations (other than payment obligations) shall be extended during any period during which these obligations are prevented, hindered, curtailed or delayed by reason of any Force Majeure Event. If any of these obligations shall be prevented, hindered, curtailed or delayed for more than three months, the parties shall meet in good faith to discuss whether any amendments to the Agreeement are necessary, without prejudice to any rights and obligations of the parties which have accrued prior to the Force Majeure Event.”  Article 35.3(c) Delete “gross”.  Article 35.4(a): Replace “US$***” with “Euro***”  Article 35.5: Between “Operator” and “shall” add “is not obliged but”  Article 37.2: Replace with “The non-complying Party shall indemnify the other Party against any fines, penalties, losses, costs or expenses incurred as a result of the non- complying parties non-compliance with such statutes. VTTI Fujairah Terminals Ltd Fzc Vitol Bahrain E.C. /s/ Siavash Alishahpour /s/ David Fransen Name: Siavash Alishahpour Name: David Fransen Date: 27 October 2015 Date: 27 October 2015

Appendix 1

Jetties

Refer table No. 01 for an overview.

Table No. 01, overview of Jetties at Port of Fujairah

Jetty No.	Draught (m) [1]	DWT/Max Displacement (mt)	Max LOA (m)
Berth OTB 1	13.50	55,000	180
Berth OTB 2	13.50	120,000	250
Berth OTB 3	13.50	120,000	250
Berth OTB 4	16.50	230,000	330
Berth OTB 5	16.50	207,000	300
Berth OTB 6	16.50	207.000	300
Berth OTB 7	16.50	207.000	300
Berth OTB 8	16.50	250.000	330
Berth OTB 9	16.50	250.000	330

1. Above stated draughts are general figures. Contact the local harbour authorities for the latest draught restrictions. These are published under Port of Fujairah NTM no.148

Vessel Acceptance

Vessels calling at the Terminal will need to have been approved by the Port of Fujairah. The Company may at its own discretion refuse acceptance of vessels for reasons, acting reasonably, including but not limited to related to safety, crew professionality, etc.

Minimum Vessel Capabilities

Vessels calling at FOTT must comply with the following flow rates required by the Port of Fujairah:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 24

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 25 Working Hours and Overtime: The Terminal is able to handle product on 24 hours per day 7 days a week basis. Office hours are from Sunday 08:00hrs till Thursday 18:00hrs. For all information related to movements please include e-mail address “xterminal@ftl.vtti.com" For emergency please contact key-personnel at below stated phone numbers. Notwithstanding the above, the Terminal shall be able to load and unload trucks from Sunday 07.00hrs until 18.00hrs. Emergency Contact Details of Key Personnel: Customer Services : Benjie Guilaran E-mail : bmg@ftl.vtti.com Tel : + 971 9 228 1188 Mobile : + 971 50 629 0907 Operations Manager : Philip Thankapan Ranjan E-mail : ptr@ftl.vtti.com Tel : + 971 9 228 1188 Mobile : + 971 50 629 1182

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 26

27 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Appendix 2 NOMINATION AND OPERATIONAL PROCEDURES 1- All import and export vessels shall be subject to the Port of Fujairah and the Terminal’s customary clearance procedures (hereafter referred to as the Terminal customary clearance procedure). 2- i) The Client shall endeavour to give the Terminal at least fifteen (15) days notice of a 5-day arrival range for each import / export requirement, and shall notify the Company the following information: a) Name and Flag of the vessel to be employed b) Year of Construction c) Summer Dead-weight and Draft d) L.O.A. e) Distance from Bow to Centre Manifold f) Type of operation : Import / Export g) Product ii) Notwithstanding the above, if the relevant vessel is less than 15 days sailing from Fujairah or was already at Fujairah when nominated by the Client (a “Prompt Nomination”) and the Client is unable to give 15 days’ notice of arrival, the Company: a) will use all reasonable endeavours to obtain acceptance from the Port of Fujairah ; and b) will provide the Client with an estimate for when the Terminal would be able to commence loading/discharge operations with regard to upholding the normal standard of safety and good operational practice. 3- The Company shall either accept or reject a vessel nomination made by the Client as soon as reasonably possible, acting reasonably and subject to the Port of Fujairah acceptance criteria. In the event the vessel nomination deviates from the rules and regulations of the Port of Fujairah, the Company shall use all reasonable endeavours to obtain the Port of Fujairah’s acceptance for such vessel nomination.

28 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 4- i) At least ten (10) days prior to the first day of the agreed 5-day arrival date range the Principal shall narrow the 5-day arrival range down to a 3-day window and shall also notify the Company the following information: a) 3 day arrival range b) Vessel’s local agents c) Independent Inspectors attending d) Quantity of each grade of Product to be loaded or discharged. ii) Notwithstanding the above, in the case of a Prompt Nomination the Client shall provide the information required in this paragraph as soon as reasonably possible and 2-ii) a) and b) shall apply. 5- At least three (3) working days prior to the agreed date range of a nominated vessel, the Client may substitute it with a vessel of similar purpose. Such notice of substitution shall be made in writing and contain the information required under Section 2 and 4 hereinabove. Unless otherwise agreed in writing, the date range for the substitute vessel shall always remain as per that of the previous nomination. In the event of a Prompt Nomination where the Client requests a vessel substitution within 3 days of the agreed date range, the Company will use all reasonable endeavours to obtain clearance from the Port of Fujairah and agreement to such substitution will not be unreasonably withheld by the Company if the vessel meets the Acceptance Criteria defined by the Port and is accepted by the Port. 6- The Client shall advise the Company promptly of any change of 24 hours or more in the estimated time of arrival of a vessel nominated hereof. 7- All vessels entering Port of Fujairah should comply with all of the rules and regulations issued from time to time by the Port of Fujairah. In the event the Client cannot comply with the rules and regulations of the Port of Fujairah as a result of the Terminal’s technical and operational defects, the Client shall not be liable for such non-compliance. 8- The Client shall notify the Company of its documentary requirements at least two (2) full working days prior to the arrival of a nominated vessel. The Company shall provide all necessary documents in accordance with the Client’s instructions within four (4) hours after completion of loading, and/or from the completion of any quality or quantity testing

29 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. required by the Client which may delay the preparation of such documents, whichever the latter. In the case of a Prompt Nomination, the Client shall provide the information required in this paragraph as soon as reasonably possible and 2-ii) a) and b) shall apply. 9- The Client shall arrange for the Master of the vessel or his representative to notify the Company (Fax No. 09-2228693) of the expected time of arrival upon sailing from its previous port, and thereafter to the extent that such time remains, at least seven (7) days and at 72, 48, 24 hours before the vessel is due at the Terminal. Thereafter the Master shall advise by Telex, radio or telephone any variation of more than six (6) hours from such expected time of arrival previously given. The Master of the vessel or his representative shall provide the Company (Fax. No. 09-2228693) with the following information 72 hours prior to arrival with an update where applicable at 48 and 24 hours prior to arrival: a) For import vessels discharging Product (s) to the Terminal: 1. Name of vessel and call sign 2. ETA Fujairah (Local Time) 3. Vessel LOA and BCM 4. Arrival draft fore and aft. 5. Vessel’s Agent at Fujairah 6. Cargo to be discharged (Gross Observed Volume and Gross Standard Volume GOV/GSV) 7. transit cargo details. 8. If applicable, ability to discharge two grades simultaneously. 9. If “NO” to (8), preferred discharge sequence. 10. Expected maximum freeboard alongside. 11. Ballast hours on completion. 12. Confirmation that all tanks are inerted and IGS fully operational. b) For export vessels loading Product(s) from the Terminal: 1. 1) Name of vessel and call sign 2. ETA Fujairah (Local Time) 3. Vessel LOA and BCM 4. Arrival draft fore and aft. 5. Vessel’s Agent at Fujairah 6. De-Ballast hours before loading. 7. Cargo nomination by grade and quantity.

30 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 8. Transit cargo details. 9. If applicable, ability to load two grades simultaneously. 10. If “NO” to (9) preferred loading sequence. 11. expected sailing draft, fore and aft. 12. expected maximum freeboard alongside. 13. Last cargo carried, tank preparation. 14. Confirmation that all tanks are inerted and IGS fully operational. c) In the case of a Prompt Nomination, the Client shall provide the information required in this paragraph as soon as reasonably possible and 2-ii) a) and b) shall apply. 10- a) On arrival at the designated anchorage point, the Master of the import vessel is to confirm to the Company the availability of the following documents on board prior to the proceeding to berth: i) copy of the Bill of Lading ii) copy of the Quality certificate iii) copy of the certificate of Origin iv) copy of the Cargo Manifest b) Non compliance with the above requirement (Section 10a hereinabove) may result in berthing delays and or refusal of the vessel. c) All documents, as specified in Section 10a hereinabove, shall be presented to the Terminal upon vessel arrival. 11- The Client shall always ensure that the Discharge Order is sent to the Company prior to commencement of discharge. The Discharge Order shall show the quantity in metric tones, as stated on the Bill of Lading. Failure to comply with this request may subject the import vessel to discharge delays. 12- On completion of vessel operations, the Company shall promptly provide the Client with the following information by telex:

31 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. a) Discharge Quantity and Outturn (Imports) / Bill of Lading Quantity (Exports) b) Time Log (imports and/or Exports) NB.: ALL COMMUNICATIONS AND ETA’S SHOULD REFER TO LOCAL TIME IN THE UNITED ARAB EMIRATES; WHICH IS GMT PLUS 4 HOURS. 13- The Client shall provide the Company with Proforma Invoices (PFI) showing estimated values (Fax PFI acceptable), within 48 hours of completion of vessel operations. This is a requirement of the Port of Fujairah and is applicable to both import and export of Product(s). Non-compliance may subject the Client to a penalty imposed by the Port Authority. DISCHARGE AND LOADING CONDITIONS 14- All vessels shall comply with the Terminal and Port of Fujairah’s rules and regulations. 15- The Principal warrants that each vessel shall be participating in the “Tanker Owners Voluntary Agreement concerning Liability for Oil Pollution – (TOVALOP). 16- Upon arrival at the designated anchorage at Fujairah, the Master (or his representative) shall tender to FRCL (or its agent) Notice of Readiness by Fax, telegraph, radio or letter, at any time that the vessel is ready, in all respects, to load or discharge Product(s) as the case may be.

Appendix 3

FTL LABORATORY RATES

		US$	US$	US$
		GASOIL	FUEL OIL	NAPHTHA
Ash Content % Wt.	ASTM D 482	***	***	
Asphaltine Content % Wt	IP 143/96			
B.S.& Water % Vol	ASTM d 2709	***	***	
Calorific Value BTU lb (MJ/Kg)	Calculated			
Carbon Content % Wt	ASTM D 3178/93	***	***	
Cetane Index	ASTM d976	***		
Cloud Point		***		
Colour ASTM	ASTM D 1500	***		
Compatibility/Stability Test Rating	ASTM D 4740/95			
Carbon Residue % wt	ASTM D 189/97 IP 13/94	***	***	
Copper Corrosion Test	ASTM D86	***		
Distillation deg C	STM D86	***		***
Density kg/L	ASTM D 1298/90 IP 160/96	***	***	***
Flash Point deg C	ASTM D 93/97 IP 34/88	***	***	
Metals ppm(Sodium)	IP 288/95			
Metals ppm(Vanadium)	IP 288/95			
Metals ppm(Alluminium)	IP 377/95 modified			
Metals ppm(Silicon)	IP 377/95			
Potasium Content ppm	IP 288			
Pour Point deg F/C	ASTM D 97	***	***	
RCR		***	***	
Sediment by extraction % Wt	ASTM D 473/95 IP 53/82		***	
Sulphur Content % wt	ASTM D 129/95 D4294/95 IP 336/95	***	***	***
Viscosity kinematic cSt	ASTM D 445/96 IP 71/97	***	***	
Water content % Vol	ASTM D 95/90 IP 74/88	***	***	
Total Solids				
Total Acid No.		***		
Neutralizaion No.				
Reid Vapor Pressure				***
Saybolt Color				***

32

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

33 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Appendix 4 H2S ACCEPTANCE CRITERIA FOR FIXED ROOF TANKS H2S concentration Unloading requirements <2 ppm in the liquid phase Product is acceptable cf ASTM test certificate 2ppm<liquid phase<5ppm and <200ppm in the vapor phase Product can only be accepted with ASTM tests for H2S concentration in the liquid phase and the vapor phase 2ppm<liquid phase<5ppm and >200ppm in the vapor phase Product can only be accepted with ASTM tests for H2S concentration in the liquid phase and the vapor phase Product has to be treated with H2S scavenger >5 ppm liquid phase Product can only be accepted with ASTM tests for H2S concentration in the liquid phase and the vapor phase Product has to be treated with H2S scavenger Receipt of cargo into tanks with floating roofs shall be exempt from the above mentioned limits if the internal floating roof (IFR) is in floating condition.

Appendix 5

TANK ALLOCATION BY MATRIX

Tanks allocated to Fuel Matrix as per 15.09.2015

Tank	Contractual Capacity (m3)	Nett Capacity (m3)	Roof Type	Product	Heating	Min flash
TK 105	13,052	13,052	Fixed	Fuel Oil		60 c
TK 106	13,177	13,177	Fixed	Fuel Oil		60 c
TK 107	13,177	13,177	Fixed	Fuel Oil		60 c
TK 108	13,117	13,117	Fixed	Fuel Oil		60 c
TK 109	13,091	13,091	Fixed	LCO		60 c
TK 111	13,109	13,109	Fixed	Fuel Oil		60 c
TK 115	24,526	24,526	Internal Floating	DPP		n.a.
TK 123	17,106	17,106	Fixed	Fuel Oil	Yes	60 c
TK 124	17,106	17,106	Fixed	Fuel Oil	Yes	60 c
TK 125	13,031	13,031	Fixed	Fuel Oil	Yes	60 c
TK 126	13,031	13,031	Fixed	Fuel Oil	Yes	60 c
TK 127	28,521	28,521	Domed Fixed	CPP		60c
TK 129	36,229	34,989	Domed Fixed	DPP	Coils	60 c
TK 130	36,176	35,051	Domed Fixed	Fuel Oil	Coils	60 c
TK 132	36,200	35,320	Domed Fixed	Fuel Oil	Coils	60 c
TOTAL	300,649	297,404				

Tanks allocated to Distillate Matrix as per 15.09.2015

Tank	Contractual Capacity (m3)	Nett Capacity (m3)	Roof Type	Product	Heating	Min flash
TK 201	14,204	13,496	Internal Floating	CPP		n.a
TK 202	14,184	13,485	Internal Floating	CPP		n.a
TK 203	22,877	21,913	Internal Floating	CPP		n.a
TK 210	33,447	32,141	Internal Floating	CPP		n.a.
TK 211	33,471	32,152	Internal Floating	CPP		n.a.
TK 212	33,497	32,194	Internal Floating	CPP		n.a.
TK 214	46,334	44,614	Internal Floating	CPP		n.a.
TK 218	33,542	32,227	Internal Floating	CPP		n.a.
TOTAL	231,556	222,222				

34

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Tanks allocated to Processing Matrix as per 15.09.2015

Tank	Contractual Capacity (m3)	Nett Capacity (m3)	Roof Type	Product	Heating	Min flash
TK 104	13,097	13,097	Fixed	Fuel Oil		60 c
TK 110	13,098	13,098	Fixed	Fuel Oil		60 c
TK 112	24,568	24,568	Internal Floating	DPP		n.a.
TK 113	24,568	24,568	Internal Floating	DPP		n.a.
TK 114	24,568	24,568	Internal Floating	DPP		n.a.
TK 116	42,342	42,342	External Floating	DPP		n.a.
TK 117	42,152	42,152	External Floating	DPP		n.a.
TK 118	42,152	42,152	External Floating	DPP		n.a.
TK 119	42,266	42,266	External Floating	DPP		n.a.
TK 120	3,385	3,385	Coned Internal Floating	CPP		n.a.
TK 121	5,454	5,454	Coned Internal Floating	CPP		n.a.
TK 122	3,391	3,391	Coned Internal Floating	CPP		n.a.
TK 128	28,524	28,524	Internal Floating	CPP		n.a.
TK 131	36,183	35,025	Domed Fixed	Dar Resid	Coils	60 c
TK 204	10,663	10,075	Internal Floating	CPP		n.a
TK 205	22,838	21,862	Internal Floating	CPP		n.a
TK 206	22,819	21,865	Internal Floating	CPP		n.a.
TK 207	25,311	24,254	Internal Floating	CPP		n.a.
TK 208	22,814	21,850	Internal Floating	CPP		n.a.
TK 209	33,490	32,174	Internal Floating	CPP		n.a.
TK 213	51,423	49,532	Internal Floating	CPP		n.a.
TK 215	46,280	44,568	Internal Floating	CPP		n.a.
TK 216	33,545	32,250	Internal Floating	CPP		n.a.
TK 217	33,503	32,199	Internal Floating	CPP		n.a.

35

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

36 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. TOTAL 648,434 635,219

37 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. APPENDIX 6 GENERAL TERMS AND CONDITIONS

VTTI Fujairah Terminals Ltd Fzc 2 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. TABLE OF CONTENTS ARTICLE HEADING ARTICLE 1 - DEFINITIONS AND INTERPRETATION ARTICLE 2 - APPLICABILITY OF THESE GENERAL TERMS AND CONDITIONS ARTICLE 3 - LOCATION OF FACILITIES ARTICLE 4 - REPLACEMENT OF FACILITIES ARTICLE 5 - INSPECTION OF FACILITIES ARTICLE 6 - SPECIAL MEASURES ARTICLE 7 - MAINTENANCE, REPAIR, ALTERATION OF AND ADDITION TO FACILITIES ARTICLE 8 - REMOVAL OF PRODUCTS ARTICLE 9 - CLEANING AND RESTORATION OF FACILITIES ARTICLE 10 - OTHER OPERATIONS ARTICLE 11 - MAXIMUM TANK WEIGHT ARTICLE 12 - INFORMATION FROM PRINCIPAL ARTICLE 13 - INSPECTION OF PRODUCTS ARTICLE 14 - LIABILITY FOR INCORRECT OR INCOMPLETE STATEMENTS, ETC. ARTICLE 15 - REFUSAL TO TAKE DELIVERY OF PRODUCTS OR CARRY OUT OPERATIONS ARTICLE 16 - MEANS OF TRANSPORT, PACKING MATERIALS AND CONTAINERS ARTICLE 17 - CONDITION OF PRODUCTS ON ARRIVAL ARTICLE 18 - INFORMATION AND DOCUMENTS FOR DUTIES, TAXES AND CHARGES ARTICLE 19 - POINT OF DELIVERY OR RE-DELIVERY ARTICLE 20 - ARRIVAL, HANDLING AND DEPARTURE OF VESSELS AND VEHICLES ARTICLE 21 - WORKING HOURS ARTICLE 22 - DELIVERY AND RE-DELIVERY OF PRODUCTS ARTICLE 23 - COUNTING, WEIGHING, MEASUREMENT AND TESTING OF PRODUCTS

VTTI Fujairah Terminals Ltd Fzc 3 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 24 - DELIVERIES AND RECEIPTS ARTICLE 25 - ACCESS TO TERMINAL ARTICLE 26 - INFORMATION ON PRODUCTS ARTICLE 27 - TRANSFER OR PASSING OF OWNERSHIP OF PRODUCTS ARTICLE 28 - DELIVERY REQUIREMENTS ARTICLE 29 - RATES, CHARGES AND TAXES ARTICLE 30 - CONDITIONS OF PAYMENT ARTICLE 31 - SEGREGATED STORAGE ARTICLE 32 - DISPUTE OF OWNERSHIP OF PRODUCTS ARTICLE 33 - RIGHT OF DISPOSAL ARTICLE 34 - FORCE MAJEURE ARTICLE 35 - OPERATOR’S LIABILITY ARTICLE 36 - CUMULATIVE RIGHTS AND REMEDIES ARTICLE 37 - COMPLIANCE WITH STATUTES ARTICLE 38 - ASSIGNMENT OF AGREEMENT ARTICLE 39 - CONSENT FOR WAIVER

VTTI Fujairah Terminals Ltd Fzc 4 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 1 - DEFINITIONS AND INTERPRETATION The following expressions shall have the following meanings unless the context of the Agreement requires otherwise. 1.1 “Agreement” Agreement refers to the agreement made verbally, by conduct or in writing, as a “Storage Contract”, between the Operator and the Principal or any person on behalf of the Principal whereby the Operator undertakes to carry out the Operations subject to the terms and conditions of such agreement including these Articles herein. 1.2 “FTL” FTL means VTTI Fujairah Terminals Ltd Fzc and is herein also referred to as the “Operator”. 1.3 “Terminal” All or any part of any premises, offices, buildings, landward or marine storage facility, tank, tanker vessel, tank truck, rail tank car, shed, warehouse, laboratory, berth, jetty, quay, pier, mooring or breasting facility, pipeline, and their pumps, equipment, appliances and component parts and other places, structure, vessel or vehicle at, by or through which the Operations are carried out by or on account of the Operator irrespective of whether or not such terminal belong to or is controlled or operated by the Operator. 1.4 “Facilities” All or any part of the Terminal chosen by the Operator from time to time for the purposes of the Operations. 1.5 “Claim” Any loss, damage, cost and expense suffered by the claimant due to the loss, destruction or damage of any property (including the property of the claimant) or from any damage to the environment or from the death or injury of any person (including the claimant) or any economic or consequential loss or loss of profits suffered by the claimant and any demand or legal proceedings made or instituted in respect of such claim including the costs

VTTI Fujairah Terminals Ltd Fzc 5 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (including solicitor and client costs) and expenses of such demand or proceedings. 1.6 “Force Majeure” As defined in the Agreement. 1.7 “Products” All or any part of any oil products that shall be delivered by or on behalf of the Principal to the Operator for the purposes of the Operations. 1.8 “Operations” Any or all operations carried out or to be carried out by the Operator in respect of the Products pursuant to the Agreement including (unless expressly excluded by the Agreement), taking delivery of, storing, handling (including transshipping and pumping through), moving, treating, processing, blending, re-delivering and administrative handling and documentation of the Products at, outside or through the Terminal. 1.9 “Vehicle” Any vehicle notified by the Principal to the Operator as being authorised to deliver the Products to the Operator or to take redelivery of the Products from the Operator. 1.10 “Vessel” Any vessel notified by the Principal to the Operator as being authorised to deliver the Products to the Operator or to take redelivery of the Products from the Operator. 1.11 “Effective Date” The date of the Agreement. ARTICLE 2 - APPLICABILITY OF THESE GENERAL TERMS AND CONDITIONS The Operator shall carry out operations exclusively pursuant to these Articles unless otherwise expressly agreed in writing. All applications, orders, instructions, notices, requests, directions, declarations, permissions, consents and other

VTTI Fujairah Terminals Ltd Fzc 6 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. communication required or permitted under the Agreement to be made or given to the Operator shall be made or given in writing as stipulated in the relevant clause of the Storage Contract. All orders, instructions, notices, requests, directions and other communication required or permitted under the Agreement to be made or given to the Principal shall be made or given at the office of the Principal or its representative as defined in the relevant clause of the Storage Contract. Reference in the Agreement to any statute includes a reference to such statute in force from time to time and any regulation or orders made under such statute. Any undertaking by the Operator under the Agreement to do any act may be carried out by any person engaged or authorised by the Operator to do so. Any undertaking by the Principal under the Agreement not to do or omit any act shall be deemed to include an obligation not to permit such act to be done or omitted by any other person. If the whole or any part of any provision of the Agreement shall be or become illegal or invalid or unenforceable for any reason whatsoever including by reason of any statutory provision or by reason of any decision of any Court or any other body or authority having jurisdiction over the parties or the Agreement, such whole or part of such provision shall be deemed to be deleted from the Agreement, provided that if any such deletion substantially affects or alters the commercial basis of the Agreement, the parties shall negotiate in good faith to amend the provisions of the Agreement as shall be necessary or desirable in the circumstances. The headings of the Articles are for reference and the convenience of the parties only and do not define, limit or enlarge the meaning, interpretation or scope of any of these Articles. ARTICLE 3 - LOCATION OF FACILITIES The Operator shall, at its absolute discretion, select the facilities suitable for the carrying out of the Operations and shall be entitled in case of emergency to move the

VTTI Fujairah Terminals Ltd Fzc 7 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Products from one part of the Terminal to another from time to time. The Operator shall as soon as possible, notify the Principal of any movement of the Products but the Principal shall not make any Claim against the Operator by reason of the fact that it has not been so notified. ARTICLE 4 - REPLACEMENT OF FACILITIES If the Facilities shall be damaged or destroyed or shall become unfit for the Operations as result of any Force Majeure, the Operator shall use its best endeavors to make other facilities available for the Principal’s use in replacement of the Facilities. ARTICLE 5 - INSPECTION OF FACILITIES The Principal shall inspect the Facilities to ensure their cleanliness suitability and good condition prior to the delivery of the Products to the Operator and the Operator shall not be liable in any way whatsoever for any Claim arising out of any lack of cleanliness or the state or condition of the Facilities. ARTICLE 6 - SPECIAL MEASURES 6.1 The Operator shall be entitled immediately and at the risk and expense of the Principal: (a) To install or modify any fixture or fitting to the Facilities at the risk and expense of the Principal which may be required to prevent or reduce the emission of smoke, dust, fumes, vapors or other matter, as a result of the nature or presence of the Products; (b) To take every measure reasonably deemed necessary by the Operator for the prevention or reduction of risk of any Claim, including the cessation of the Operations and the removal or disposal of the Products. 6.2 Notwithstanding that the cost of such installation or modification shall have been borne by the Principal, such fixture or fitting shall be the property of the Operator.

VTTI Fujairah Terminals Ltd Fzc 8 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 6.3 The Operator shall as soon as possible, notify the Principal of such installations and measures but the Operator’s failure to notify the Principal shall not entitle the Principal to claim against the Operator in respect thereof. ARTICLE 7 - MAINTENANCE, REPAIR, ALTERATION OF AND ADDITION TO FACILITIES 7.1 The Operator shall be entitled at any time and from time to time to inspect and carry out any works for the routine maintenance or repair or necessary alteration or addition to the Facilities. 7.2 The Operator shall be entitled to move the Products from the Facilities to other parts of the Terminal if the Operator shall deem such movement to be necessary or desirable for the Operator to carry out such works and in such event: (a) The Operator shall as soon as possible notify the Principal of such movement of the Products; (b) The Principal shall not be entitled to make any Claim that has either directly or indirectly arisen from such works or from the deprivation of the use of the Facilities for any duration as a result of such works unless such Claim has arisen from the willful intent or recklessness of the Operator. ARTICLE 8 - REMOVAL OF PRODUCTS 8.1 The Principal shall completely remove the Products from the Facilities not later than the date of expiry or on termination of the Agreement. 8.2 If the obligations mentioned in Article 8.1 of this General Terms and Conditions is not complied with then the Operator shall at all times have the right to take all such measures as may be necessary for vacating the storage space in question, inclusive of removal of the Products to another storage space, for the account and risk of the Principal, all of this without prejudice to the right of the Operator to claim compensation for all direct and indirect damage and costs.

VTTI Fujairah Terminals Ltd Fzc 9 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 9 - CLEANING AND RESTORATION OF FACILITIES 9.1 Unless expressly provided otherwise in the Agreement or if so required by the Operator, the Principal shall bear all costs incurred by the Operator in respect of the cleaning of the Facilities from time to time and in respect of the restoration of the Facilities to their cleanliness and condition as at the Effective Date, upon the termination of the Agreement. 9.2 As and when required by the Operator or as and when necessary in the interests of safety, the Principal shall provide to the Operator without charge, all knowledge, expertise and experience available to the Principal in respect of the cleaning and restoration of the Facilities . 9.3 In the event that any waste materials, remnants, residues, cleaning water or agents shall have to be removed from the Facilities after such cleaning or restoration of the Facilities: (a) The Operator shall be entitled to remove such waste materials, remnants, residues, cleaning water or agents forthwith at the risk and expense of the Principal; or (b) If the Operator shall so choose and notify the Principal, the Principal shall remove such waste materials, remnants, residues, cleaning water or agents forthwith at the risk and expense of the Principal and subject to the requirements of the Operator. ARTICLE 10 - OTHER OPERATIONS 10.1 Subject to Article 7, the Principal shall notify the Operator reasonably in advance of any operation other than the Operations which it shall wish the Operator to carry out in respect of the Products and the Operator may agree to do so subject to terms and conditions (including charges) to be mutually agreed upon. 10.2 If the Operator shall choose not to carry out such other operations, the Operator shall not be liable for any Claim arising from any omission to carry out such operations and the Principal shall indemnify the Operator against all Claims suffered by or made against the Operator due to such omission.

VTTI Fujairah Terminals Ltd Fzc 10 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 11 - MAXIMUM TANK WEIGHT Unless expressly permitted otherwise by the Operator, each tank (if any) forming part of the Facilities on land shall not be filled to a capacity exceeding the weight of an equivalent volume of water in such tank at a temperature of 4 degrees Celsius. ARTICLE 12 - INFORMATION FROM PRINCIPAL 12.1 The Principal shall, on or before the Effective Date of the Agreement, furnish to the Operator: (a) A description of the Products (including the description of their nature, type, quality, composition, temperature, weight, volume, value, source, origin, hazard classification and in the case of gases, their pressure) and a separate description of their weight in any case where the weight of any individual package of the Products exceeds 1,000 kilograms; and (b) A description of the other physical properties of the Products and their particulars knowledge of which are or may be of importance to the Operator or which are of such a nature that the Agreement would not have been entered into or would not have been entered into on the same conditions, if the Operator had knowledge of these particulars. (c) The Principal shall guarantee that the Products shall not come from, nor be transit through any countries that are under United Nations sanctions and shall guarantee that the Products or their presence in the Terminal do not break any international law or charter to which the United Arab Emirate is a party. 12.2 The Operator shall not be deemed to have knowledge of the description of the Products, if the descriptions referred to in Article 12.3 shall not be complete or correct. The Operator may accept delivery of the Products notwithstanding the Operator’s knowledge of any incorrect or incomplete description of the Products and if the Operator shall choose to take delivery of the Products for any reason whatsoever:

VTTI Fujairah Terminals Ltd Fzc 11 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (a) The Principal shall bear the risk and expense of any necessary or desirable measures carried out by the Operator in respect of the Products arising from such incorrect or incomplete description and shall indemnify the Operator against all Claims arising from such measures; (b) The Operator shall not be liable for any Claim arising from such taking of delivery of the Products. ARTICLE 13 - INSPECTION OF PRODUCTS 13.1 The Operator shall not be obliged to survey, count, weight or measure Products that are delivered to its Premises or to examine these as to their nature. 13.2 The Operator shall however, be entitled on or before taking delivery of the Products: (a) If the Operator suspects that the Products have been incompletely or incorrectly described to inspect the Products (and to open any container for such purpose); (b) To tally, weigh, measure, test or examine the Products for the purposes of verification. 13.3 If the Operator shall find that the Products have been incompletely or incorrectly described, the Principal shall bear the cost of the Operator’s inspection and verification. 13.4 The Operator shall never be liable for the correctness of and/or designation of the Products. ARTICLE 14 - LIABILITY FOR INCORRECT OR INCOMPLETE STATEMENTS, ETC. The Principal shall be liable to the Operator and shall indemnify the Operator against all loss suffered by or claims made against the Operator arising from any incorrect or incomplete description, statement, indication, information, notice, direction or instruction made or given by the Principal to the Operator, in addition to the costs payable by the Principal under Article 13, even if these consequences have arisen beyond the fault of the Principal.

VTTI Fujairah Terminals Ltd Fzc 12 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 15 - REFUSAL TO TAKE DELIVERY OF PRODUCTS OR CARRY OUT OPERATIONS 15.1 Notwithstanding the other provisions of the Agreement, the Operator shall be entitled to refuse to take delivery of the Products or to carry out any Operations: (a) If in the reasonable opinion of the Operator, the Products delivered purportedly as the Products do not conform with the description thereof provided by the Principal under Article 12; (b) If in the reasonable opinion of the Operator, the carrying out of such Operations may lead to a genuine Claim. 15.2 The Operator shall be entitled to require payment from the Principal of any cost or expense incurred by the Operator in respect of the Operations prior to the Operator’s refusal to take delivery of the Products pursuant to Article 15.1. ARTICLE 16 - MEANS OF TRANSPORT, PACKING MATERIALS AND CONTAINERS 16.1 The Principal shall guarantee and ensure at all times that all Vessels delivering and taking delivery of the Products shall have all necessary and up to date certificates with regards ‘Tanker Owners Voluntary Agreement concerning Liability for Oil Pollution’- (TOVALOP), Lloyds in class and flag certificates and shall be fit for use in respect of the Products and shall be in compliance with the requirement of the competent authorities. All details as well as evidence, if so requested by the Operator, are to be submitted to it well in advance. 16.2 The Operator shall be entitled at any time on, before or during taking delivery of the Products, to test or examine such Vessels for the purposes of inspection. 16.3 If in the reasonable opinion of the Operator, such Vessels are not in accordance with Article 16.1 then: (a) The Operator shall be entitled to refuse to take delivery of the Products or if the Products are then at the Terminal, to remove the Products forthwith at the risk and expense of the

VTTI Fujairah Terminals Ltd Fzc 13 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Principal or to require the Principal to remove the Products forthwith; (b) The Operator shall not be liable for any Claim arising from any party in the event that Vessels are not in compliance with Article 16.1 and the Principal shall indemnify the Operator against such Claim. ARTICLE 17 - CONDITION OF PRODUCTS ON ARRIVAL 17.1 Taking delivery of the Products by the Operator shall not in any way constitute proof that the Products were delivered in a good and undamaged condition or that the means of transport, packing materials or containers used in respect thereof conformed with the requirements of Article 16.1. 17.2 The Operator shall, as soon as possible, notify the Principal of any damage or defect of the Products or of such means, materials or containers which is apparent at the time of delivery thereof but the Principal shall not make any Claim against the Operator by reason of the fact that it has not been so notified. 17.3 The Operator shall be entitled, at the expense of the Principal, to do all things necessary to prevent or reduce further deterioration in the condition of the Products and to arrange for a report to be made on the condition of the Products without being liable for any Claim arising from doing such things and the Principal shall indemnify the Operator against such Claim. ARTICLE 18 - INFORMATION AND DOCUMENTS FOR DUTIES, TAXES AND CHARGES 18.1 If the Products are or may be subject to duties, taxation or other charges by the competent authorities, the Principal shall reasonably in advance furnish to the Operator, all information and documents required by the Operator to enable the Operator to make the appropriate declarations to such authorities for such purposes to facilitate the Operator’s dealings with such authorities. 18.2 The Principal shall be liable for and shall indemnify the Operator against any claim, penalties, taxes or duties suffered or payable by the Operator arising from any incorrect or incomplete information or documents that have

VTTI Fujairah Terminals Ltd Fzc 14 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. been furnished by the Principal to the Operator under Article 18.1 or arising from the Principal’s failure or omission to provide the required information and documents or to provide the same promptly. ARTICLE 19 - POINT OF DELIVERY OR RE-DELIVERY 19.1 The Products shall be deemed to have been delivered at the Terminal: (a) If the Products are pumped from a tanker or from the tanks of any other Vessel, immediately upon the Products passing the connecting flange of the pipeline at the Terminal connected to the manifold of the tanker or other Vessel; (b) If the Products are delivered through a pipeline at the terminal of any other person, immediately upon the Products passing the valve placed between that pipeline and the pipeline at the Terminal; (c) If the Products are delivered by a Vessel and are unloaded otherwise than in the manner described in paragraph (a) above, immediately after the Products have been unhooked at the Terminal; or (d) If the Products are delivered by rail or road, immediately upon the Products passing the connection to the means of transport at the Terminal in the event of unloading by means of pumps or in the event of any other manner of unloading, immediately after having been unloaded from the means of transport. 19.2 The Products shall be deemed to have been re-delivered to the Principal from the Terminal: (a) If the Products are re-delivered to a tanker or into the tank of any other Vessel, immediately upon the Products passing the connecting flange of the pipeline at the Terminal connected to the manifold of the tanker or other Vessel; (b) If the Products are re-delivered through a pipeline at the terminal of any other person, immediately upon the Products passing the valve

VTTI Fujairah Terminals Ltd Fzc 15 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. placed between that pipeline and the pipeline at the Terminal; (c) If the Products are re-delivered to a Vessel and are loaded other wise than in the manner described in paragraph (a) above, immediately after the containers containing the Products have been hooked at the Terminal; or (d) If the Products are re-delivered by rail or road immediately upon the Products passing the connection to the means of transport at the Terminal in the event of unloading by means of pumps, or in the event of any other manner of loading, immediately after having been loaded onto the means of transport. ARTICLE 20 - ARRIVAL, HANDLING AND DEPARTURE OF VESSELS AND VEHICLES 20.1 The Principal shall guarantee all Vessels delivering to or taking delivery from the Facilities shall not exceed any of the dimensions as established by the Port of Fujairah Authority, the competent authority for all Vessels calling at the Port of Fujairah. 20.2 A Vessel may berth or a Vehicle may be landed at the Terminal for the purposes of delivering or taking re- delivery of the Products, except where the Operator shall at its absolute discretion refuse to grant permission for such berthing or landing without having to specify the reason for such refusal. 20.3 Subject to Article 20.2 and except where required otherwise by the competent authorities or where deemed necessary by the Operator to facilitate other operations at the Terminal, the Operator shall handle a Vessel berthed at the Terminal or a Vehicle landed at the Terminal, in the order in which the arrival of such Vessel has been notified by the Principal to the Operator by such means and within such time as shall have been agreed between the Operator and the Principal. 20.4 In the event of any delay caused to the Vessel or the Vehicle or any delay, interruption or departure from the sequence of the handling of the Vessel or the Vehicle due to any cause whatsoever (including the non-availability of a berth or ancillary facilities at the Terminal), the

VTTI Fujairah Terminals Ltd Fzc 16 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Operator shall not be liable to the Principal or any other person for any Claim arising from any such delay or interruption or departure (including any claim for any demurrage or other compensation for any temporary or permanent loss of use of the Vessel or the Vehicle). 20.5 If the loading or discharge of the Products shall be undertaken by the Operator as part of the Operations, the Principal shall ensure that the Operator shall receive adequate directions (including times and pumping speeds) in sufficient time regarding the proper manner of such loading or discharge and if the Products are to be delivered to the Operator in various consignments, regarding the Products that form part of each consignment. 20.6 (1) With regard to the discharge or loading of the Products from or onto any Vessel or any Vehicle during the delivery or the taking of re-delivery of the Products to or from the Facilities, as the case may be, the Principal shall ensure that when the Vessel or the Vehicle has berthed or parked alongside a delivery or re-delivery point at the Terminal designated by the Operator and the Operator has declared itself to be ready for such delivery or re- delivery, such discharge from or loading onto the Vessel or the Vehicle (including the connection and disconnection of hoses and the taking and analysis of samples of the Products) shall commence immediately and proceed diligently on a 24-hour basis daily (including Fridays and public holidays) without interruption or delay until the completion of such discharge or loading. (2) Without prejudice to the generality of paragraph (1) above, the Principal shall ensure that: (a) The Products shall be discharged from a Vessel or a Vehicle at the maximum pumping capacity which is usual in the case of a Vessel or a vehicle of a similar size and tonnage, taking into account the maximum receiving capacity of the Terminal (seven (7) bars of pressure) and the requirements of safety; and (b) If the Products shall have to be pumped from the Vessel during such discharge, the Products shall be pumped at such temperature, pressure and condition as will not delay or impede such pumping. With regards to temperature, the maximum temperature discharge condition for Class 1 and 2

VTTI Fujairah Terminals Ltd Fzc 17 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. petroleum products is ambient temperature, and the maximum temperature discharge condition for Class 3 petroleum products is 15 degrees Celcius lower than the flashpoint of the product with a maximum of 70 degrees Celcius. (3) If the Operator and the Principal shall differ on the question of such maximum pumping capacity, temperature, pressure or condition, the Operator shall be entitled thereupon to obtain the decision of an independent and reputable expert whose decision shall be final and binding on the parties (including his decision on whether the Operator or Principal should bear the cost of his decision). 20.7 The Principal shall ensure that the Vessel or the Vehicle shall be removed from the Terminal immediately upon completion of such discharge or loading or sooner if necessary for compliance with the requirements of the competent authorities or where deemed necessary by the Operator to facilitate other operations at the Terminal. 20.8 If the Operator shall not have received any or any adequate directions described in Article 20.5 or shall not have received such directions within sufficient time: (a) The Operator shall be entitled to refuse delivery or redelivery of the Products and at the risk and expense of the Principal, to remove the Vessel or the Vehicle to any place chosen by the Operator at its absolute discretion; and (b) The Principal shall pay to the Operator all losses, costs and expenses (including demurrage and consequential losses) arising from such non- receipt, refusal and removal and shall be liable for any Claims arising from such failure and shall indemnify the Operator against such Claims. 20.9 If: (a) The Products shall not be discharged from or loaded onto the Vessel or the Vehicle, as the case may be, at the times and the speed as per the adequate directions described in Article 20.5 due to any reason whatsoever; or

VTTI Fujairah Terminals Ltd Fzc 18 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (b) The Vessel or the Vehicle shall not be removed from the Terminal at the time described in Article 20.7 due to any reason whatsoever (including the arrest or seizure of the Vessel or the Vehicle by a third party) and the Operator shall have requested the Principal or the master of the Vessel or the driver of the Vehicle to increase the speed of such discharge or to remove the Vessel or the Vehicle, as the case may be, and the Principal or the master or the driver shall fail to comply with such request due to any reason whatsoever: (i) The Operator shall be entitled to interrupt such discharge or loading and to remove the Vessel or the Vehicle to any place chosen by the Operator at its absolute discretion; and (ii) The Principal shall pay to the Operator all losses, costs and expenses (including demurrage and consequential losses) arising from such failure and removal and shall be liable for any Claims arising from such failure and shall indemnify the Operator against such Claims. ARTICLE 21 - WORKING HOURS 21.1 Except where expressly agreed otherwise, the Operations shall be carried out during the normal working hours of the Operator in force from time to time. 21.2 Notwithstanding Article 21.1 any Operations may be carried outside the normal working hours: (a) If the Operator shall reasonably deem it necessary to do so or if required by the competent authorities; or (b) If the Principal shall so request the Operator and the Operator agrees to do so. 21.3 Any cost or expense incurred by the Operator arising from carrying out any Operations outside the normal working hours pursuant to Article 21.2 shall be paid by the Principal to the Operator.

VTTI Fujairah Terminals Ltd Fzc 19 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 22 - DELIVERY AND RE-DELIVERY OF PRODUCTS 22.1 If the Principal has informed the Operator that the Products will be delivered or taken re-delivery of in specified quantities and at specified times or at specified intervals and if the Products are not so delivered or taken re-delivery of: (a) The Principal shall be liable for any Claims arising from the failure to so deliver or take re-delivery of the Products due to any cause whatsoever and shall indemnify the Operator against such Claims; and (b) In the case of delivery of the Products, the Operator shall then no longer be required to make available the Facilities pursuant to the Agreement or in the case of re-delivery of the Products, the Operator shall be entitled to remove the Products forthwith from the Facilities at the risk and expense of the Principal. 22.2 Time shall be of the essence for the purposes of this Article and the Principal shall not be entitled to any notice of such failure. ARTICLE 23 - COUNTING, WEIGHING, MEASUREMENT AND TESTING OF PRODUCTS 23.1 Both Parties may agree on an independent surveyor. The Principal shall meet the cost of the independent surveyor. 23.2 The independent surveyor’s findings with regards Products received by the Operator or Products delivered to the Principal shall only be based on the standard volumes at 15 degrees Celcius in the Terminal’s tanks, NOT the tanks of the Vessel. 23.3 Subject to Article 23.4 only the results of counts, weighings or measurement of the Products carried out by the independent surveyor shall bind the parties. 23.4 Subject to the agreement of both Parties in writing, the Operator can at its discretion carry out the survey as described in Article 23.2 instead of an independent surveyor, in such cases the results of counts, weighings or measurement of the Products carried out by the Operator shall bind the parties.

VTTI Fujairah Terminals Ltd Fzc 20 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 23.5 The Principal or any person authorised in writing by the Principal may be present at such counts, weighings or measurements. 23.6 Testing shall be carried out by a third party or FTL laboratory, as instructed by the Principal. All costs associated with the testing including the shipping of the samples for testing and the return of sample containers to the Operator shall be borne by the Principal. ARTICLE 24 - DELIVERIES AND RECEIPTS Both parties shall fulfill the requirements of the latest edition of the FTL Nomination and Operational Procedures, appended to each governing agreement, with regards to the delivery/receipt of Products, to/from the Terminal. ARTICLE 25 - ACCESS TO TERMINAL 25.1 The Operator shall grant the Principal and persons authorised in writing by the Principal, reasonable access to the Facilities as referred to in Article 21.1 only for the purposes of the Agreement subject to their compliance with the requirements of the Operator and the competent authorities. 25.2 The Operator shall not be liable for any Claim due to any cause whatsoever arising from the entry to or presence of the Principal or such authorised persons on the Terminal and the Principal shall indemnify the Operator against such Claims. ARTICLE 26 - INFORMATION ON PRODUCTS The Operator shall furnish information in respect of the Products only to the Principal or any person authorised in writing by the Principal. ARTICLE 27 - TRANSFER OR PASSING OF OWNERSHIP OF PRODUCTS 27.1 The Principal shall immediately notify the Operator of any intended transfer of ownership or other interest in the Products. 27.2 The Operator shall not be obliged to recognize nor be bound by any transfer of ownership or other interest in the Products:

VTTI Fujairah Terminals Ltd Fzc 21 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (a) If the Principal shall not have performed or observed any term or condition of the Agreement (including the obligation to pay all sums due under the Agreement) due to any reason whatsoever or if the Principal shall not have performed or observed any term or condition of any agreement made between the Operator and the Principal in respect of any other products at the Terminal; or (b) If due to any reason whatsoever, the Principal shall not have obtained the agreement of the intended transferee in a form approved by the Operator to perform and observe the terms and conditions of the Agreement; or (c) If in the Operator’s opinion, any dispute may arise between the Principal and the intended transferee or any other person in relation to the ownership or other interest in the Products or in relation to the right to delivery or possession thereof. 27.3 In the event of any dispute described in Article 27.2(c), the Operator shall be entitled: (a) To retain the Products and such other products at the risk and expense of the Principal until the resolution or settlement of such dispute to the Operator’s satisfaction; and (b) To obtain legal assistance and initiate legal proceedings at the expense of the Principal in respect of such dispute. 27.4 The Principal shall be liable for all Claims arising from any refusal of the Operator to recognize or to be bound by the intended transfer of ownership or other interest in the Products and shall indemnify the Operator in respect of such Claims. 27.5 Notwithstanding the transfer of ownership or possession of the Products, until and unless the Operator shall have agreed to recognize and be bound by such transfer, the Principal shall continue to perform and observe the terms and conditions of the Agreement (including the obligation to pay all sums due under the Agreement and all Claims) even insofar as they relate to any Operations carried out after the trans fer.

VTTI Fujairah Terminals Ltd Fzc 22 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 27.6 Upon the Operator’s recognition and agreement to be bound by the transfer, the transferee shall be deemed to be the Principal for the purposes of the Agreement and shall also be jointly and severally liable with its predecessor in title for the performance and observance of the Agreement as described in Article 27.5 ARTICLE 28 - DELIVERY REQUIREMENTS 28.1 The Operator shall re-deliver the Products to the Principal: (a) If so instructed by the Principal; Provided that the Principal shall have performed and observed the terms and conditions of the Agreement and of any other agreement made between the Operator and the Principal in respect of other products at the Terminal, up to the date of such re-delivery. 28.2 The Operator shall be entitled but not obliged: (a) To demand from any person purporting to be entitled or authorised to take re-delivery of the Products, satisfactory proof of the person’s identity and of such entitlement and authority 28.3 In the event of any partial or total loss or destruction of the Products due to any cause whatsoever, the date of commencement of such loss or destruction shall be deemed to be the date of re-delivery of the Products by the Operator to the Principal. ARTICLE 29 - RATES, CHARGES AND TAXES 29.1 Without prejudice to the provisions of the Storage Contract, The Principal shall pay to the Operator all rates, charges and other sums which shall be payable under the Agreement including any rentals, storage charges, heating costs, refrigeration costs, insurance costs, throughput shortfall charges, taxes, duties, port dues, wharfage and all other costs incurred by the Operator in relation to the Products, the Vessels and the Vehicles of the Principal. 29.2 For the avoidance of doubt, it is hereby agreed and declared that:

VTTI Fujairah Terminals Ltd Fzc 23 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (a) Where the Products shall be delivered or taken re-delivery of by a Vessel or Vehicle, such sums have been charged on the basis that the Products shall be delivered or re-delivered at the flange of the pipeline at the Terminal which is connected to the manifold of the Vessel or Vehicle; (b) Unless expressly agreed otherwise: (i) Such sums shall be payable for the whole period during which the Facilities are available for the Principal’s use pursuant to the Agreement regardless of whether or not the Principal shall have actually used the same; and (ii) Such sums shall be payable on a monthly basis, any part of a month constituting a full month for the purposes of payment. The Operator shall not be obliged to recover from third parties any sums, which may be due from third parties to the Principal in respect of the Products. 29.3 The Operator shall be entitled to increase such sums immediately if the costs incurred by the Operator in respect of the Operations shall be affected by changes in the currency exchange rates or in the requirements imposed by legislation or regulations in respect of the Operations the interests of safety or environmental protection or if necessitated by local circumstances. ARTICLE 30 - CONDITIONS OF PAYMENT 30.1 All sums of whatever nature due from the Principal to the Operator (excluding Rental Fees which are subject to the provisions of the Storage Contract) under the Agreement shall be recoverable against the Products and any other products delivered by the Principal to the Operator under any other agreement made between the Operator and the Principal and shall be payable without demand and without deduction not later than 10 days after the date of the Operator’s invoice therefor. The settlement of the Rental Fees shall remain subject to the relevant clause of the Storage Contract. 30.2 Notwithstanding the period for payment stipulated in Article 30.1:

VTTI Fujairah Terminals Ltd Fzc 24 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (a) If legal proceedings shall be commenced by any third party for the bankruptcy or liquidation or winding up of the Principal; (b) If the Principal shall make any offer of composition to its creditors; (c) If any order of distress or attachment or similar order shall be made against any property of the Principal; (d) If the Principal shall cease to carry on the business in which it was engaged at the commencement of effect of the Agreement; or (e) If the Principal shall fail to perform or observe any terms or conditions of the Agreement; All sums due from the Principal to the Operator shall become immediately due and payable. 30.3 If due to any reason whatsoever (except the default of the Operator) the Principal shall not pay any sum payable to the Operator under the Agreement within 10 days after the date of the Operator’s invoice therefor or on the agreed maturity date: (a) The Operator shall be entitled to engage the services of any person to recover such sum from the Principal, in which event the Principal shall also be liable for all costs incurred by the Operator for such services (including the legal costs) which costs shall be not less than 15% of such sum; and (b) Regardless of whether or not the Operator shall have engaged the services of any person as described in paragraph (a), the Principal shall in addition to all sums payable under the Agreement and the costs described in paragraph (a) (if any), pay to the Operator an interest of ***% on such sums and the costs, which interest shall be payable on a day to day basis form the date immediately after the due date for payment to the date of actual payment of such sums, the costs and interest thereon or to the date of expiry or sooner termination of the Agreement, whichever is earlier.

VTTI Fujairah Terminals Ltd Fzc 25 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 30.4 Time shall be of the essence for the purposes of this Article. ARTICLE 31 - SEGREGATED STORAGE The Principal shall have segregated tanks allocated to it. ARTICLE 32 - DISPUTE OF OWNERSHIP OF PRODUCTS 32.1 If there shall be any dispute between the Operator and the Principal or between the Operator and any third party relating to the ownership of or other right, title or interest in the Products or if the Products shall be attached, detained or seized by a third party in any way, the Operator shall pursuant to a court order detain the Products until the dispute is resolved by the competent court or otherwise settled. 32.2 The Operator shall be entitled to seek any legal advice or to commence any legal proceedings or to take any measure which it deems necessary to protect its interest in such dispute, attachment, detention or seizure or to resolve such dispute, in which event the risk and expense of such advice, proceedings and measure shall be borne by the Principal. ARTICLE 33 - RIGHT OF DISPOSAL 33.1 Without prejudice to Article 32: (a) If the Principal fails to remove the Products due to any reason whatsoever upon the expiry or early termination of the Agreement; or (b) If the Principal fails to pay to the Operator any sum due to the Operator under the Agreement due to any reason whatsoever the Operator shall be entitled, without further notice or demand to the Principal, to remove the Products from the Facilities to any place whether in or outside the Terminal and dispose of or destroy the Products in such manner as the Operator deems fit and at the risk and expense of the Principal. 33.2 If the Operator shall decide to dispose of the Products by sale by private treaty or public auction:

VTTI Fujairah Terminals Ltd Fzc 26 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. (a) The Operator shall be entitled to open or break open without being liable for any damage caused thereby, any container or any other package containing the Products; and (b) Any proceeds of sale shall be applied by the Operator in the following manner: (i) Firstly, in payment of all sums due from the Principal to the Operator under the Agreement or under any other agreement made between the Operator and the Principal; (ii) Secondly, in payment of the expenses of the removal and disposal and any storage of the Products in the period between such removal and disposal; (iii) Thirdly, in payment of any sums due from the Principal to the competent authorities; and (iv) Fourthly, in payment of other claims or lines of which notice has been given by third parties to the Operator and by rendering any surplus to the Principal on demand and if no such demand is made within one year from the date of such sale, by retaining the surplus whereupon all rights of the Principal to the surplus shall be forfeited. 33.3 If the proceeds of any sale of the Products by the Operator pursuant to Article 33.1 shall be insufficient to satisfy in full any claim of the Operator under the Agreement and under any other agreement made between the Operator and the Principal, the Operator shall be entitled to recover the same from the Principal as a debt in any court of competent jurisdiction. 33.4 Any sale of the Products by the Operator pursuant to Article 33.2 shall be free from any encumbrances. 33.5 The Operator shall not be liable for any Claim arising from the removal, disposal, destruction and intermediate storage of the Products and the Principal shall indemnify the Operator against such Claims.

VTTI Fujairah Terminals Ltd Fzc 27 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 34 - FORCE MAJEURE 34.1 If the Principal shall be prevented by a Force Majeure from performing or observing its obligation under the Agreement and shall suffer undue hardship due to such Force Majeure, the Principal shall immediately notify the Operator thereof and identify the Force Majeure, whereupon the Principal shall be released from such performance or observance (excluding financial obligations) to the extent that such performance or observance shall be prevented by the Force Majeure and such undue hardship. 34.2 The Principal shall perform and observe its other obligations under the Agreement insofar as they shall not be affected by the Force Maj eure. 34.3 The Operator may require the Principal to fulfill such obligation immediately upon the cessation of the Force Majeure regardless of whether or not the Force Majeure shall cease during or after the currency of the Agreement. 34.4 Notwithstanding Article 34.1, if the Force Majeure shall continue for a period longer than that which the Operator considers reasonable for the release of the Principal from such performance or observance, the Operator shall be entitled to terminate the Agreement immediately by notice to the Principal. 34.5 The Principal shall be liable for all Claims arising from the Operations due to any cause whatsoever and the Principal shall indemnify the Operator against such claims. 34.6 The Operator shall be released from performing or observing its obligations under the Agreement if such performance or observance shall be prevented by a Force Majeure. ARTICLE 35 - OPERATOR’S LIABILITY 35.1 The Operator shall carry out the Operations using reasonable care and skill. 35.2 In no event shall the Operator suffer any liability in contract, tort, negligence or otherwise arising out of or in connection with this Agreement for any indirect, special, incidental, economical, consequential loss or damage, including without limitation to the generality of the foregoing, loss of profits, business, contracts or

VTTI Fujairah Terminals Ltd Fzc 28 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. anticipated savings even if the Operator has been advised of the possibility thereof. 35.3 The Operator shall not be liable to the Principal or be deemed to be in breach of contract of this Agreement by reason of: (a) Force Majeure. (b) Any delay in the delivery of the Products to the Operator. (c) Any other cause unless it is first proven by the Principal that a Claim had arisen from the gross negligence or the wilful act of the Operator. 35.4 Without prejudice to the other provisions of the Agreement, in the event of any Claim against the Operator: (a) The Operator shall not be liable to the Principal for any sum exceeding US Dollars Fifty Thousand (US$ ***); (b) The Operator shall not be liable for any loss of profit, consequential loss or any indirect loss or damage; (c) The Operator shall not be liable for any Claim where the circumstances giving rise to the Claim occurred before delivery of the Products to the Operator or after re-delivery of the Products to the Principal; (d) The Claim will be void if the Principal shall not have notified the Operator thereof within one week after the date on which the Principal became aware of the circumstances giving rise to the claim or the date when it ought reasonably to have become so aware. 35.5 If any Claim shall be made against the Operator by more than one person and the Operator shall decide to pay compensation in respect of the Claim, the Operator shall be entitled to apportion such compensation among such persons according to the extent of proven loss or damage suffered by each of them.

VTTI Fujairah Terminals Ltd Fzc 29 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ARTICLE 36 - CUMULATIVE RIGHTS AND REMEDIES The rights and remedies given to the Operator under these Articles shall be cumulative remedies and shall not prejudice any other rights or remedies of the Operator contained in the Agreement or at law or the right of action or other remedy of the Operator for the recovery of any sums due to it from the Principal or in respect of any antecedent breach of the Agreement by the Principal. ARTICLE 37 - COMPLIANCE WITH STATUTES 37.1 The parties shall comply with the provisions of all statutes, affecting the Products, the Operations and the Agreement and shall give all necessary notices and the Principal shall obtain all requisite permission, approvals and consents. 37.2 The Principal shall indemnify the Operator against any fines, penalties, losses, costs or expenses incurred by the Operator in respect of any non-compliance with the provisions of such statutes. ARTICLE 38 - ASSIGNMENT OF AGREEMENT The rights and obligations of the Principal under the Agreement are personal to the Principal only as expressly permitted by the Agreement and shall not be assigned or shared in any way to or with any person without the prior consent of the Operator. ARTICLE 39 - CONSENT FOR WAIVER No consent or expressed or implied waiver by the Operator to or of any breach of any covenant, condition or duty of the Principal shall be constructed as a consent or waiver by the Operator to or of any other breach of the same or any other covenant condition or duty by the Operator and shall not prejudice in any way the rights powers and remedies of the Operator contained in the Agreement.

VTTI Fujairah Terminals Ltd Fzc 30 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Appendix 7 TANK STORAGE FEE The Tank Storage Fee per cubic meter (m3) for the Contractual Capacity pro rata per month or part thereof shall be $ ***/m3 for the period Start Date – End Date.

VTTI Fujairah Terminals Ltd Fzc 31 *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Appendix 8 Port limitations The Client acknowledges and agrees that it shall comply with the following port limitations applicable outside of the Terminal in the port of Fujairah: Maximum Viscosity at actual temperature The port system can handle maximum cargo viscosity of 500cst. If the cargo viscosity is more than this limit then the port may ask for additional measures or may reject the cargo of the Client. Maximum H2S The port has set a maximum h2s limit for cargo passing through its communal facility as 10 ppm in liquid phase. If the h2s cargo limit exceeds such limit then the port may request for additional measures to which the Clients shall have to comply with to perform any operations. If the floating roof of an internal floating roof tank is resting then the tank will be treated similar as that of fixed roof tanks (until roof floated) and in which case, appendix 4 shall apply. Pour Point The temperature of the cargo used by the Client for the communal facility of the port should be 20 degrees Celsius above the pour point and the Client shall comply with this when discharging high pour point cargo through FOTT berths.